STOCK PURCHASE AGREEMENT


                                      AMONG


                            U.S. HOME & GARDEN, INC.


                    WEATHERLY CONSUMER PRODUCTS GROUP, INC.,


                         EASY GARDENER ACQUISITION CORP.


                                       AND


                 each of JAMES R. HILLS, LABAN P. JACKSON, JR.,


                        EMMANUEL M. METZ, and E.H. ARNOLD



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                                TABLE OF CONTENTS

                                                                                          Page

1.      Purchase and Sale of Company Shares.................................................2

2.      Purchase Price......................................................................3
        2.1.       Base Price...............................................................3
        2.2.       Cash Consideration Adjustments...........................................3
        2.2.1.     Closing Balance Sheet....................................................3
        2.2.2.     Trial Closing Balance Sheet..............................................4
        2.2.3.     Adjustment...............................................................5

3.      Closing.............................................................................7
        3.1.       Closing Date.............................................................7
        3.2.       Action by Buyer..........................................................7
        3.3.       Action by the Company and Selling Stockholders...........................8

4.  Additional Covenants....................................................................9
        4.1.       Further Assurances.......................................................9
        4.2.       Investigation............................................................9
        4.3.       Consummation of Transaction.............................................10
        4.4.       Cooperation.............................................................11
        4.5.       Accuracy of Representations.............................................11
        4.6.       Notice of Material Change...............................................11
        4.7.       Conduct of Business.....................................................12
        4.8.       Payment of Taxes Upon Transfer of Company Stock.........................18
        4.9.       Survival of Representations and Warranties..............................18
        4.10.      Discharge of Liens......................................................18
        4.13.      Non-Competition Agreement...............................................19
        4.14.      Registration Statement..................................................19
        4.15.      Office Facilities.......................................................20
        4.16.      Estoppel Letters........................................................20
        4.17.      Reel Easy Product Line..................................................21
        4.18.      Additional USH&G Stock..................................................21

5.  Representations and Warranties as to the Company.......................................22
        5.1.       Organization, Standing and Power........................................22
        5.2.       Capitalization..........................................................23
        5.3.       Interests in Other Entities.............................................24
        5.4.       Authority...............................................................25
        5.5.       Noncontravention........................................................25
        5.6.       Financial Statements....................................................26
        5.7.       Absence of Undisclosed Liabilities......................................27
        5.8.       Properties..............................................................28
        5.9.       Accounts Receivable; Inventories........................................29
        5.10.      Absence of Changes......................................................30
        5.11.      Litigation..............................................................30
        5.12.      No Violation of Law.....................................................31
        5.14.      Intellectual Property...................................................34
        5.15.      Tax Matters.............................................................35
        5.16.      Insurance...............................................................36

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
        5.17.      Banks; Powers of Attorney...............................................36
        5.18.      Employee Arrangements...................................................37
        5.19.      ERISA...................................................................37
        5.19.1.    Plans...................................................................37
        5.19.2.    Qualification...........................................................38
        5.19.3.    Plan Documents..........................................................38
        5.19.4.    No Prohibited Transactions..............................................39
        5.19.5.    No Accumulated Funding Deficiency.......................................39
        5.19.6.    Termination, etc........................................................39
        5.19.7.    Reportable Events.......................................................39
        5.19.8.    Multiemployer Plans.....................................................40
        5.19.9.    Contributions; Benefits.................................................40
        5.19.10.Claims.....................................................................40
        5.20.      Certain Business Matters................................................40
        5.21.      Certain Contracts.......................................................41
        5.22.      Approvals...............................................................42
        5.23.      Customers and Suppliers.................................................43
        5.24.      Business Practices and Commitments......................................43
        5.25.      Information as to the Company...........................................44

6.      Representations and Warranties as to the Selling
        Stockholders.......................................................................44
        6.1.       Standing and Authority..................................................44
        6.2.       Ownership of the Company Stock..........................................45
        6.3.       Noncontravention........................................................46
        6.4.       Non-Registration of Securities..........................................46
        6.5.       Information as to the Selling Stockholders..............................47

7.  Representations and Warranties as to Buyer.............................................47
        7.1.       Organization, Standing and Power........................................47
        7.2.       Authority...............................................................48
        7.3.       Shares..................................................................48

8.  Indemnification........................................................................49
        8.1.       Indemnification by the Company and
                   Selling Stockholders....................................................49
        8.2.       Indemnification by Buyer................................................50
        8.3.       Third Party Claims......................................................51

9.  Nondisclosure..........................................................................53
        9.1.       "Confidential Information" Defined......................................53
        9.2.       Nondisclosure of Confidential Information...............................54

10.  Right of USH&G and Buyer to Abandon...................................................54
        10.1.      Accuracy of Representations and Warranties..............................54
        10.2.      Performance of Agreements...............................................54
        10.3.      Certificate.............................................................55
        10.4.      Opinion of Counsel for the Company......................................55
        10.5.      Litigation..............................................................55
        10.6.      Consents and Approvals..................................................56

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

        10.7.      Validity of Transactions................................................56
        10.8.      Due Diligence...........................................................56
        10.9.      Minimum Net Current Assets..............................................57
        10.10.     No Material Adverse Change..............................................57
        10.11.     Financing Arrangements..................................................57
        10.12.     Date of Consummation....................................................57
        10.13.     Warrant Cancellation Agreement..........................................57
        10.14.     Employee Termination Agreements.........................................58
        10.15.     Non-Competition Agreements..............................................58
        10.16.     Reel Easy Product Line..................................................58
        10.17.     Estoppel Letters........................................................58
        10.18.     Indemnification Agreement.  ............................................58
        10.19.     Lock-up Restriction.....................................................59
        10.20.     Investment Representation Letter.  .....................................59

11.  Right of the Company and Selling Stockholders
        to Abandon.........................................................................59
        11.1.      Accuracy of Representations and Warranties..............................60
        11.2.      Performance of Agreements...............................................60
        11.3.      Certificate.............................................................60
        11.4.      Opinion of Counsel for Buyer............................................61
        11.5.      Litigation..............................................................61
        11.6.      Consents and Approvals..................................................61
        11.7.      Date of Consummation....................................................62
        11.8.      Validity of Transactions................................................62
        11.9.      Reel Easy Line..........................................................62
        11.10.     Non-Competition Agreements..............................................62

12.  Miscellaneous Provisions..............................................................62
        12.1.      Effect of Abandonment...................................................62
        12.2.      Expenses................................................................63
        12.3.      Execution in Counterparts...............................................63
        12.4.      Notices.................................................................64
        12.6.      Amendment...............................................................65
        12.7.      Entire Agreement........................................................65
        12.8.      Headings................................................................66
        12.9.      Assignment..............................................................66
        12.10.     Binding Effect; Benefits................................................66
        12.11.     Waiver, etc.............................................................66
        12.12.     Severability............................................................67
        12.13.     Announcements...........................................................67
        12.14.     Schedules...............................................................67

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                            STOCK PURCHASE AGREEMENT


     AGREEMENT, dated as of the 9th day of August, 1996, by and among Weatherly Consumer Products Group, Inc., a Delaware corporation (the "Company"); Easy Gardener Acquisition Corp., a Delaware corporation ("Buyer"); U.S. Home & Garden, Inc., a Delaware corporation ("USH&G"), and each of James R. Hills ("Hills"), Laban P. Jackson, Jr. ("Jackson"), Emmanuel M. Metz ("Metz") and E.H. Arnold ("Arnold") (said individuals being hereinafter collectively called the "Selling Stockholders" and severally, the "Selling Stockolder").

                               W I T N E S E T H :

     WHEREAS, the Selling Stockholders are the owners of all of the issued and outstanding shares of Common Stock of the Company (the "Company Shares"); and

     WHEREAS, the Company, through its wholly-owned subsidiary, Weatherly Consumer Products, Inc. ("WCP"), is engaged in the business of marketing, packaging and distributing consumer lawn and garden care products (the "Business"); and

     WHEREAS, unless the context indicates to the contrary, the term "Company" shall mean Weatherly Consumer Products Group, Inc. and its subsidiaries; and


                                       -1-




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     WHEREAS, Buyer wishes to purchase all of the Company Shares from the
Selling Stockholders, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     1. Purchase and Sale of Company Shares.

     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in subparagraph 3.1 hereof) each of the Selling Stockholders, shall sell, convey, assign, transfer and deliver to Buyer the Company Shares owned by such Selling Stockholder, free and clear of any and all Liens (as defined in subparagraph 5.5 hereof).

     2. Purchase Price

     2.1. Base Price. The purchase price (the "Purchase Price") for the purchase and sale of the Company Shares by Buyer shall be (i) $22,937,321 less the amount of the Cash Contribution (as defined in subparagraph 3.2 hereof) which difference shall be subject to adjustment pursuant to


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subparagraph 2.2 hereof (the "Cash Consideration") and (ii) 1,000,000 shares of
Common Stock, par value of $.001 per share, of USH&G ("USH&G Stock" and sometimes hereinafter referred to as the "Share Consideration").

     2.2. Cash Consideration Adjustments.

     2.2.1. Closing Balance Sheet. On the Closing Date, the Company shall prepare and deliver to Buyer a balance sheet of the Company as of the Closing Date (as defined in subparagraph 3.1 hereof) (the "Trial Closing Balance Sheet"), which balance sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with those applied in the preparation of the Audited Balance Sheets (as defined in subparagraph 5.6 hereof), except for the absence of auditor's notes, and shall give effect to the application of the Cash Contribution (as defined in Section 3.2) and shall be presented in a form consistent with Schedule 2.2A. The Trial Closing Balance Sheet shall be prepared at the Selling Stockholders' cost and expense. Following the Closing, the Trial Closing Balance Sheet shall be audited by Arthur Andersen & Co., certified public accountants, at the Selling Stockholders' cost and expense, in accordance with the provisions of this subparagraph 2.2.1. Representatives of Buyer shall be entitled to participate in and observe the audit of the Trial Closing Balance Sheet, at its own expense, to whatever extent Buyer may elect. The Company shall cause Arthur Andersen & Co. to make available their working papers to Buyer.



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     2.2.2. Trial Closing Balance Sheet. Upon the delivery thereof by the
Company (in no event later than October 7, 1996), the audited Trial Closing Balance Sheet shall be reviewed by the Buyer; in connection with such review the Buyer may, at its expense, employ such tests and auditing procedures as the Buyer deems to be appropriate under the circumstances. On the basis of such review, the Buyer may, during the 15 day period following delivery to it of the audited Trial Closing Balance Sheet, propose such adjustments (if any), in excess of $20,000, as shall in its judgment be required to cause the audited Trial Closing Balance Sheet to properly reflect the financial condition of the Company as of the Closing Date. In the event that Buyer and the Selling Stockholders are unable to agree upon any such proposed adjustments within ten days after they have been proposed by the Buyer as aforesaid, then, in such event, the adjustment(s) in dispute shall be submitted to a firm of certified public accountants of national standing which is mutually acceptable to the Buyer and the Selling Stockholders (the "Arbitrator"), for its consideration; the fees of said firm, the decision of which shall be final and binding upon Buyer and the Selling Stockholders, shall be paid one-half by each of said parties. The audited Trial Closing Balance Sheet shall become final and binding upon the parties, (A) if the Buyer does not propose any adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof by the Buyer or 15 days after the delivery thereof to the Buyer, or (B) if the Buyer proposes adjustments thereto in accordance


                                      -4-

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with the terms hereof, on the earlier of the date of written acceptance thereof
(as so adjusted) by Buyer and the Selling Stockholders or the date of the receipt by Buyer and the Selling Stockholders of the decision of the Arbitrator as to any adjustment(s) submitted to it for resolution. The audited Trial Closing Balance Sheet, in the form in which it becomes final and binding upon Buyer and the Selling Stockholders as aforesaid, is hereinafter referred to as the "Closing Balance Sheet". The Closing Balance Sheet shall be delivered by the Company to Buyer within five days after it becomes binding upon Buyer and the Selling Stockholders as aforesaid.


     2.2.3. Adjustment. (a) The Cash Consideration shall be (i) increased dollar for dollar in the event that the aggregate amount of the current assets (cash, accounts receivable less than 90 days old, inventory and prepaid expenses) minus the current liabilities (accounts payable and accrued liabilities) reflected on the Closing Balance Sheet (the "Net Current Assets") is greater than $2,000,000 (the "Base Amount"), or (ii) decreased dollar for dollar in the event that the aggregate amount of Net Current Assets reflected on the Closing Balance Sheet is less than the Base Amount. The foregoing adjustment shall be calculated in accordance with Schedule 2.2B.


     (b) Buyer shall pay to the Selling Stockholders (if the Net Current Assets is greater than the Base Amount), or the Selling Stockholders shall pay to Buyer (if the Net Current Assets is less than the Base Amount), within fifteen


                                      -5-

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(15) business days following the acceptance of the Closing Balance Sheet, by wire transfer or certified or official bank check payable to the order of Buyer or the Selling Stockholders, as the case may be, an amount (without interest) equal to the difference between the Net Current Assets and the Base Amount.

     (c) The Company shall promptly complete and file its applicable federal and state income tax returns for the period from October 1, 1995 to the date of the Closing plus the carryback claim resulting from the net operating loss generated for the period October 1, 1995 to the date of Closing. Such returns will be filed at the expense of the Selling Stockholders. The Company shall cause the respective CPA firm preparing such returns to make their supporting workpapers available to the Buyer. Upon the receipt by the Buyer of any federal and state income tax refunds, they shall remit to the Selling Stockholders the aggregate refunds received minus $90,000 by wire transfer or certified check.

     3. Closing.

     3.1. Closing Date. The closing of the purchase and sale provided for herein (the "Closing") shall take place on August 9, 1996, at the offices of Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, New York 10174, or at such other place, time and date as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date").

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     3.2. Action by Buyer. Subject to the terms and conditions herein contained, on the Closing Date Buyer shall (a) contribute to the Company by wire transfer of immediately available funds such amount (but not in excess of $22,937,321) as shall be required in order for the Company to (i) discharge in full its outstanding indebtedness to (A) Nations Credit Commercial Corporation under a Credit Agreement, including a prepayment penalty, (B) Arnold and Metz under the Company's subordinated notes and lease, (ii) cancel the Warrant described in
Schedule 5.2 and (iii) terminate the Employment Agreements of Jackson and Hills (the "Cash Contribution") and (b) deliver to the Selling Stockholders (in addition to the documents and instruments to be delivered by it pursuant to paragraphs 4 and 11 hereof), on account of the Purchase Price for the Company Shares (i) the Cash Consideration, by certified or official bank check, payable to the order of the Selling Stockholders or wire transfer to accounts consideration shall be paid to them in accordance with Schedule 5.2 and (ii) stock certificates, representing in the aggregate the Share Consideration, registered in the name of each of the Selling Stockholders, which certificates shall be issued to each Selling Stockholders in accordance with Schedule 5.2.

     3.3. Action by the Company and Selling Stockholders. Subject to the terms and conditions herein contained, on the Closing Date the Company and/or the Selling Stockholders, as the case may be, shall deliver to Buyer (in


                                      -7-

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addition to the documents and instruments to be delivered by it or them pursuant to paragraphs 2, 4 and 10 hereof): (i) stock certificates, representing all the Company Shares issued and outstanding, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank and accompanied by the requisite stock transfer stamps; (ii) all third party consents and governmental and administrative approvals, as shall be, in the opinion of Buyer, necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Company Shares, free and clear of all Liens (as defined in subparagraph 5.5 hereof); and (iii) confirmation Nations Credit Commercial Corporation, Arnold, Metz, Jackson and Hills, respectively, of their receipt of a portion of the Cash Contribution and
(iv) acknowledgment by Nations Credit Commercial Corporation of the termination of its Liens on the Company Assets.

     4. Additional Covenants.

     4.1. Further Assurances. The Company, Buyer and each of the Selling Stockholders hereby agree that it or he shall from time to time after the Closing Date, at its or his sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as any other party may reasonably request in order to perfect more fully the rights which are intended to be granted to such party hereunder. USH&G shall have the right to inspect

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and approve the Federal Income Tax return of the Company for the ten (10) month period ended as of the Closing Date prior to its being filed.

USH&G and Buyer shall, to the extent such obligations are not paid at the time of Closing, cause the Company to pay its employees or former employees, when due, amounts to which they are, or become entitled, under the provisions of the Severance Plan described in Schedule 5.18 and to distribute to the Selling Stockholders their portion of the amount budgeted therein for severance payments to which no employee or former employee becomes entitled.

     4.2. Investigation. Between the date hereof and the Closing Date, Buyer may, directly and through its representatives, make such investigation of the Company and the Business as Buyer deems necessary or advisable, including without limitation the completion of a Phase I environmental assessment of the Company (the "Phase I Study"). In furtherance of the foregoing, Buyer and Buyer's representatives shall have, at all reasonable times after the date hereof, full access to the premises and to the books and records of the Company, and the officers of the Company shall cooperate fully with Buyer and its representatives as well as furnish to Buyer and its representatives such financial and operating data and other information with respect to the Company and the Business as Buyer may from time to time reasonably request. Buyer shall not disclose or use any Confidential Information (as defined in

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paragraph 9 hereof), which it obtains in connection with the foregoing, except to the extent which it deems to be necessary in order to evaluate the Business. In the event that the purchase and sale transaction provided for herein is not consummated for any reason whatsoever, Buyer shall return to the Company all documents, workpapers and other written materials which were obtained by it during the course of such investigation which constitute Confidential Information.

     4.3. Consummation of Transaction. Each of the parties hereto hereby agrees to use his or its best efforts to cause all conditions precedent to his or its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using his or its best efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     4.4. Cooperation. Each of the parties hereto hereby agrees to cooperate fully with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto in respect

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of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

     4.5. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event, which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     4.6. Notice of Material Change. The Company agrees, and each of the Selling Stockholders agrees to cause the Company, to give USH&G and Buyer prompt notice of (i) any material change in any of the information contained in the representations and warranties of the Company contained in paragraph 5 or in the schedules or exhibits thereto, which occurs prior to the Closing and (ii) any governmental or other complaints, investigations or hearings relating to their respective business operations or assets (or communications indicating that the same may be contemplated), or the receipt of any notice with respect to any requirement or obligation arising out of any applicable Laws relating to its business operations,

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or the institution of any litigation, action, claim, proceeding or threats relating to such business operations, as well as keep USH&G and Buyer fully informed of material developments concerning such events.

     4.7. Conduct of Business. The Company covenants and agrees, and each of the Selling Stockholders covenants and agrees to use his best efforts to cause the Company, to conduct its business operations during the period from the date hereof to the Closing Date only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws, except pursuant to the terms hereof or unless USH&G and Buyer shall otherwise agree in writing; and the Company shall use its best efforts to preserve intact its business organizations, to keep available the services of the respective current officers, employees and consultants of the Company and to preserve the present goodwill of the Company and its relationships with customers, suppliers and other persons with whom it has business relations. By way of illustration and not limitation, neither the Company nor any Selling Stockholder shall, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of USH&G and Buyer:

     4.7.1. (i) except as set forth on Schedule 4.7.1, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the common

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stock of the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock or (iii) except for the Purchase of the Warrant, purchase, redeem or otherwise acquire any shares of common stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     4.7.2. authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of common stock of the Company, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

     4.7.3. except to the extent required under existing written agreements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business, in accordance with past practice, (ii) enter into employment arrangements, other than in the ordinary course of business


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consistent with past practice, with any other employee of the Company involving compensation in excess of $25,000, (iii) establish, adopt, enter into or amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (iv) pay any bonus, salary or compensation to any of the stockholders of the Company.

     4.7.4. amend its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

     4.7.5. acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company except purchases consistent with past practice;

     4.7.6. sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of the Company's properties or assets, except sales in the ordinary course of business consistent with past practice;

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     4.7.7. incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

     4.7.8. enter into any agreement, contract, or commitment, not in the ordinary course of business, involving a commitment on the part of the Company to purchase, sell, lease or otherwise dispose of assets or require payment by the Company in excess of $10,000;

     4.7.9. adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     4.7.10. recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

     4.7.11. change any accounting principles used by the Company, unless required by the SEC or the Financial Accounting Standards Board;

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     4.7.12. make any tax election or settle or compromise any income tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company, taken as a whole;

     4.7.13. settle or compromise any litigation in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $10,000 and in the aggregate in an amount in excess of $50,000;

     4.7.14. expend any amount with respect to development, marketing, sale or manufacturing of the Reel Easy Product Line (as defined in subparagraph 4.15 hereof);

     4.7.15. authorize or permit any of the Company's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, to solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to an agreement or a mutual understanding as to terms or the execution of a letter of intent or definitive agreement or publicly

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announced agreement in principle with regard to a transaction or series of transactions with a party other than USH&G or Buyer, which transactions relate to the sale or other disposition of the capital stock, assets or business of the Company or any other financing, stock repurchase, restructuring (including any merger or consolidation involving the Company), stock issuance or similar transaction (other than in the ordinary course of business) which causes the Company or the Selling Stockholders not to consummate any of the transactions contemplated by this Agreement; and

     4.7.16. authorize any of, or commit or agree to take any of the foregoing actions.

     4.8. Payment of Taxes Upon Transfer of Company Stock. The Selling Stockholders shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes (real estate or otherwise), and any and all filing, recording, registration and similar fees, arising out of the purchase and sale of Company Stock (as defined in subparagraph 5.2 hereof) pursuant to this Agreement.

     4.9. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall, unless expressly provided otherwise herein, survive the Closing Date and the consummation of the transactions contemplated hereby.

     4.10. Discharge of Liens. The Company shall cause all Liens upon any of the Company Shares and Company Assets to be terminated or otherwise discharged at or prior to the Closing.

     4.11. Cancellation of Warrant Agreement. The Company shall obtain from Nations Credit Commercial Corporation a termination agreement with respect to any and all agreements and instruments pertaining to warrants held by Nations Credit Commercial Corporation to purchase shares in the Company (the "Warrant Cancellation Agreement") as successor in interest to Greyrock Capital Group, Inc.

     4.12. Termination of Employment. The Company and each of Hills and Jackson shall execute and deliver a Termination Agreement in substantially the form of
Exhibit 4.12 attached hereto (the "Employee Termination Agreements"), whereby they terminate their respective employment with the Company as of the Closing Date.

     4.13. Non-Competition Agreement. On or prior to the Closing Date, the Company and each of Hills and Jackson shall execute and deliver a Non-Competition Agreement in substantially the form of Exhibit 4.13 attached hereto (the "Non-Competition Agreements").

     4.14. Registration Statement. As expeditiously as possible after the Closing Date, USH&G shall file a registration statement with respect to all of the USH&G Stock and shall use its best efforts to have any such registration statement declared effective at the earliest date reasonably practicable, which registration statement shall be kept effective until the second anniversary of the Closing Date; provided, however, that, following such effectiveness, USH&G may withdraw, for up to six (6) months (the "Withdrawal Period") such registration statement if, in the good faith judgment of the Board of Directors of USH&G (the "Board"), such registration statement might, if not withdrawn, adversely affect a then proposed or pending public offering, financial project, acquisition, merger or corporate reorganization or other event which, in the opinion of the Board would be detrimental to USH&G to continue the effectiveness of such registration statement; provided, however, that promptly after the termination of the Withdrawal Period, USH&G shall file a new registration statement which shall remain effective until the second anniversary of the Closing Date. If any Anniversary Shares are issued, USH&G shall either file a new registration statement with respect to all such shares or, if possible, amend the effective registration statement to include all such shares therein. Any such new registration statement shall remain effective until the second anniversary of the Closing Date.

     4.15. Office Facilities. After the Closing Date, the Company shall make available for the use of Hills and Jackson (or an entity designated by them) an aggregate of 1800 square feet of the Company's rental office space, located at 651 Perimeter Drive, Lexington, Kentucky (the "Premises") pursuant to a sublease agreement in substantially the form annexed hereto as Exhibit 4.15 (the "Sublease").

     4.16. Estoppel Letters. At the Closing, the Company shall have obtained estoppel Letters (each, an "Estoppel Letter") from its respective landlords with respect to any and all real property leased by the Company in connection with the Business.

     4.17. Reel Easy Product Line. At the Closing, the Buyer shall cause WCP to sell to Gulfstream House & Garden, Inc. ("Gulfstream") all of the assets relating to the "Reel Easy" line of products, as more particularly set forth on
Schedule 4.17 (the "Reel Easy Product Line"). The purchase price to be paid by Gulfstream at the Closing shall equal $1.00 plus other good and valuable consideration. USH&G shall cause WCP to grant to Gulfstream a one-year license to use the "Jobe's" trademark in connection with its operation of the Reel Easy Product Line, substantially in the form of that License Agreement attached hereto as Exhibit 4.17 (the "License Agreement"), in return for a one-time royalty payment of $10.00 due on the Closing Date.

     4.18. Additional USH&G Stock. On the one (1) year anniversary of the Closing Date (the "Anniversary Date"), each Selling Stockholder who possesses shares of USH&G Stock received at the Closing pursuant to subparagraph 2.1 hereof (the "Retained Shares") shall be entitled to receive shares of Common Stock of USH&G (the "Anniversary Shares") if the average of the closing bid and ask prices of USH&G common stock on the NASDAQ Small-Cap Market, or such other market where shares of Common Stock of USH&G are then being traded, for the ten
(10) trading days preceding the Anniversary Date (the "Calculation Price") is less than $3.00 per share. The number of Anniversary Shares to be issued pursuant hereto shall equal the difference of (i) the product obtained by multiplying the number of Retained Shares by a fraction, the numerator of which is $3.00 and the denominator of which is the Calculation Price or $2.75, whichever is greater, minus (ii) the number of Retained Shares. Buyer shall issue any such Anniversary Shares within ten (10) business days after the Anniversary Date. If, prior to the Anniversary Date, USH&G shall (i) pay a dividend in shares of its Common Stock, (ii)subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of stock or other securities of USH&G, the number of Retained Shares and the foregoing dollar amounts shall be adjusted proportionately.

     5. Representations and Warranties as to the Company. The Company and the Selling Stockholders jointly and severally represent and warrant to USH&G and Buyer as follows:

     5.1. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Except as set forth on Schedule 5.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation. Copies of the Certificate of Incorporation of the Company and all amendments thereof, and of the By-laws of the Company, as amended to date, and any and all certificates of authority or qualifications to do business have been furnished to Buyer and are complete and correct. The Company's minute books heretofore exhibited to Buyer contain complete and accurate records of all meetings and other corporate actions of the Company's stockholders and Board of Directors (including committees of its Board of Directors). Ross Daniels, Inc., a former subsidiary of the Company was dissolved by proclamation of the Secretary of State of Iowa in 1991.

Nonetheless the Company, unaware of the dissolution, continued to utilize the corporate entity for a variety of purposes including, without limitation, inclusion of Ross Daniels, Inc. in the Company's consolidated income tax return and in 1995, the execution and delivery of sale agreement relating to certain real estate. The Selling Stockholders jointly and severally indemnify the Buyer from and against any and all liability that may arise from the continued use of the corporate entity of Ross Daniels, Inc. after its dissolution.

     5.2. Capitalization. The authorized capital stock of the Company (the "Company Stock") consists of 11,765 shares of Class A Common Stock, $.01 par value per share, of which 10,000 shares are issued and outstanding and 1,765 shares are authorized and unissued and 1,765 shares of Class B stock, $.01 par value per share, none of which has been issued. All issued shares of the Company Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.2, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Company Stock. There is no personal liability, and, except as set forth in its Certificate of Incorporation, there are no preemptive or similar rights, attached to the Company Stock. Set forth on Schedule 5.2, is a complete and correct list of the names, addresses and record and beneficial stock ownership of all of the stockholders of the Company. Except as set forth on Schedule 5.2, no holders of any of the Company's securities has any rights, "demand," "piggyback" or otherwise, to have such securities registered under the Securities Act of 1933, as amended (the "Act").

     5.3. Interests in Other Entities. Except as set forth on Schedule 5.3, the Company does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or
(2) to share any profits or capital investments or both.

     5.4. Authority. The execution and delivery by the Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company (including, but not limited to, the unanimous consent of its Board of Directors), and the Company has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Company and the Selling Stockholders (to the extent that they are parties thereto) each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Company in accordance with its terms.

     5.5. Noncontravention. Except as set forth on Schedule 5.5, neither the execution and delivery by the Company of this Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Company of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, or (B) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Company, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which the Company or any of the assets of the Company (the "Company Assets") may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to the Company or any of the

Company Assets, or (D) result in the creation or imposition of any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sales, prior assignment, or other encumbrance of any nature whatsoever ("Liens") upon any of the Company Assets, or (E) interfere with or otherwise adversely affect the operation of the Business after the Closing Date.

     5.6. Financial Statements. The Company has heretofore delivered to Buyer copies of its audited balance sheets for the years ended, September 30, 1994 and September 30, 1995 (the "Audited Balance Sheets"), together with the related statements of income, changes in financial position and changes in stockholders' equity for the years ended on such dates, certified without qualification by Arthur Andersen & Co., independent certified public accountants, and a copy of the Company's unaudited balance sheet as of May 31, 1996 (the "Unaudited Balance Sheet"), and the related statements of income, changes in financial position and changes in stockholders' equity for the eight (8) month period then ended. Said financial statements were prepared in accordance with GAAP consistently applied, and fairly present the financial position of the Company as at the dates thereof and its results of operations for the periods indicated, except that the aforementioned unaudited financial statements are subject to normal recurring adjustments which might be required as a result of year-end audit. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned financial statements.

     5.7. Absence of Undisclosed Liabilities. The Company has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (i) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, set forth on the Audited Balance Sheets or (ii) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or (iii) incurred, consistent with past practice, in the ordinary course of business since December 31, 1995 (in the case of liabilities and obligations of the type referred to in clause (i) above).

     5.8. Properties. The Company has good, valid and marketable title to all of the real property and fixtures, and good and marketable title to all of the other properties and assets, reflected on the Audited and Unaudited Balance Sheets, or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business or as set forth on Schedule 5.8, free and clear of any and all Liens (including without limitation any outstanding fee mortgages for which a nondisturbance agreement has not been heretofore obtained with respect to the transactions contemplated by this Agreement), liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings. All plants, structures and equipment which are utilized in the Business, or are material to operations or condition (financial or otherwise) of the Company are owned or leased by the Company free and clear of any and all Liens (including without limitation any outstanding fee mortgages for which a nondisturbance agreement has not been heretofore obtained with respect to the transactions contemplated by this Agreement), liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and all such plants, structures and equipment are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for purposes for which they are used. Schedule 5.8 sets forth all (A) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company or which is subject to a title retention or conditional sales agreement or other security device, and (B) personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company.

     5.9. Accounts Receivable; Inventories. The accounts and notes receivable which are reflected on the Audited and Unaudited Balance Sheets are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the allowance for doubtful accounts reflected thereon, and are not subject to offsets. The accounts and notes receivable of the Company which were thereafter added and which will be reflected on the Closing Date Balance Sheet are good and collectible in the ordinary course of business at the aggregate amounts recorded in its books of account, less the amount of the allowance for doubtful accounts reflected thereon (which allowance was established on a basis consistent with prior practice), and are not subject to offsets. The inventories reflected on the Audited and Unaudited Balance Sheets, and thereafter added, as reflected on the Closing Date Balance Sheet, consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of the Company. All inventories are stated at the lower of cost or market in accordance with GAAP.

     5.10. Absence of Changes. Since June 1, 1996, there has not been (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Company (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any waiver by the Company of any right, or cancellation of any debt or claim, of substantial value, (iii) any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the Company Stock, (iv) any change in any of the arrangements which are referred to in subparagraph 5.17 hereof or (v) any change in the accounting principles or methods which are utilized by the Company.

     5.11. Litigation. Other than as set forth in Schedule 5.11 there are no claims, suits, actions, arbitration, investigations, inquiry or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of the Company, threatened, against or relating to the Company, the Business or any of the Company Assets; nor, to the best knowledge of the Company, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, the Business or any of the Company Assets, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or any of the Company Assets.

     5.12. No Violation of Law. The Company is not engaging in any activity or omitting to take any action as a result of which (A) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the Business or any of the Company Assets, including, but not limited to, those relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law (as defined in subparagraph 5.13 hereof) causing or posing a threat to cause contamination or adverse effect to the environment ("Hazardous Substances"); occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use, and (B) the Company, the Business and/or any of the Company Assets have been or may be materially adversely affected.

     5.13. Environmental Matters. Except as set forth on Schedule 5.13, (i) the properties and facilities of the Company are not being and have never been used to make, store, handle, treat, dispose, generate, or transport Hazardous Substances in violation of any law; (ii) Hazardous Substances have never been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities of the Company, except in accordance with applicable law now in effect; (iii) the properties, facilities and operations of the Company comply in all material respects with all applicable Environmental Laws (as defined herein); (iv) none of the properties, facilities or operations of the Company is subject to any judicial or administrative proceedings alleging the violation of any Environmental Law; (v) none of the properties, facilities or operations of the Company is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment; (vi) the Company has not filed nor is presently required to file any notice under any federal, state, or local law indicating past or present treatment or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment; and (vii) the Company has never received notice nor is aware of any contingent liability in connection with any release of any Hazardous Substance into the environment.

     For purposes hereof, "Environmental Laws" means all federal, state and local laws, rules, regulations, permits, orders, judgments, injunctions and decrees relating to Hazardous Substances applicable to the Business and the facilities of the Company (whether or not owned by it). Such laws and regulations include, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental

Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substance Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superlien and environmental cleanup programs; and U.S. Department of Transportation hazardous materials transportation regulations. The term "release" shall have the meanings specified in CERCLA and the terms "solid waste" and "disposed," the meaning specified in RCRA, as such definitions may be subsequently modified, supplemented or amended; provided, however, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, however, that to the extent a parcel of real property is situated in a state or other jurisdiction in which the applicable laws may establish a meaning for "release," "solid waste," of "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     5.14. Intellectual Property. Schedule 5.14 is a complete and correct list of all (A) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by the Company, and all applications therefor, (B) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets used by the Company relating to the Business, and (C) licenses and other agreements to which the Company is a party or otherwise bound which relate to any of the foregoing. Except as expressly set forth in said Schedule 5.14, (A) the Company owns or has the right to use all of the foregoing; (B) no proceedings have been instituted, are pending or, to the best of the knowledge of the Company are threatened, which challenge the rights of the Company in respect thereto or the validity thereof and, to the best knowledge of the Company, there is no valid basis for any such proceedings; (C) to the best of the knowledge of the Company, none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (D) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge. All of the Company's formulations, labelling and packaging for its products comply in all material respects with all applicable federal, state and local laws. The Company will deliver true and correct copies of all formulations (including directions) for the Company's products at Closing.

     5.15. Tax Matters. The Company has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provision for income and other taxes which is set forth on the Unaudited Balance Sheet is adequate for all accrued and unpaid taxes of the Company as of May 31, 1996, whether (A) incurred in respect of or measured by income of the Company for any periods prior to the close of business on that date, or (B) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for income and other taxes which is set forth on the books of account of the Company is adequate for all income and other taxes which accrued after October 1, 1995. The Company has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Company, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The United States federal income tax returns of the Company have not been examined by the Internal Revenue Service ("the IRS").

     5.16. Insurance. Attached hereto as Schedule 5.16 is a complete and correct list and summary description of all policies of insurance relating to any of the Company's assets or the Business in which the Company is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. In the opinion of the Company, such policies cover risks normally insured against, and are in amounts normally carried, by companies engaged in similar businesses. The Company has not sustained any material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree.

     5.17. Banks; Powers of Attorney. Schedule 5.17 is a complete and correct list showing (i) the names of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company.

     5.18. Employee Arrangements. Schedule 5.18 is a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which the Company is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of the Company.

Said Schedule also lists the names and compensation of all employees of the Company whose earnings during the last fiscal year was $75,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

     5.19. ERISA. 5.19.1. Plans. Schedule 5.18 lists each "employee pension benefit plan" (collectively called "the Company Pension Plans" and severally called "the Company Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each "employee welfare benefit plan" (collectively Company Welfare Plans" and severally called "the Company Welfare Plan") as such term is defined in Section 3(1) of ERISA, which is maintained by the Company or to which it contributes or is obligated or required to contribute. The Company Pension Plans and the Company Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan".

     5.19.2. Qualification. Each Company Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

     5.19.3. Plan Documents. The Company has heretofore delivered to Buyer, true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules which were prepared in connection with each Plan,
(iii) all IRS determination letters relating to the Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Plans.

     5.19.4. No Prohibited Transactions. Neither the Company, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which would subject the Company or any of the Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

     5.19.5. No Accumulated Funding Deficiency. None of the Company Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived.

     5.19.6. Termination, etc. The Company has not incurred, and is not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Company Pension Plan. The PBGC has not instituted proceedings to terminate any Company Pension Plan, nor has it notified the Company, either formally or informally, of its intention to institute any such proceedings.

     5.19.7. Reportable Events. There have not been, with respect to any of the Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

     5.19.8. Multiemployer Plans. The Company has never maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

     5.19.9. Contributions; Benefits. The Company has paid in full all amounts which were required to have been paid by it on or prior to the date hereof as contributions to any of the Company Pension Plans. The current value of all accrued benefits under each of the Company Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such the Company Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

     5.19.10. Claims. There is not pending, and to the best of the knowledge of the Company there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

     5.20. Certain Business Matters. Except as is set forth in Schedule 5.20,
(A) the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (B) there are no pending, or to the best of the knowledge of the Company threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and, to the best of the knowledge of the Company, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of the Company, (C) the product and service warranties given by the Company or by which it is bound (complete and correct copies or descriptions of which are set forth on Schedule 5.20, entail no greater obligations than are customary in the business of the Company, (D) the Company is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it, and (E) except as set forth on Schedule 5.20, the Company is not a party to or bound by any agreement in which any officer, director or stockholder of the

Company (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     5.21. Certain Contracts. Schedule 5.21 is a complete and correct list of all contracts, commitments, indentures, mortgages, obligations, agreements and understandings which are not set forth in any other Schedule delivered hereunder and to which the Company is a party or otherwise bound, except for each of those which (A) was made in the ordinary course of business, and (B) either (1) is terminable by the Company (and will be terminable by Buyer) without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by the Company of $50,000 (or the equivalent) or less calculated over the full term thereof, and (C) is not otherwise material to the Business or any of the Company's Assets. Complete and correct copies of all contracts, commitments, indentures, mortgages, obligations, agreements and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by the Company to Buyer, and except as expressly stated on the Schedule on which they are set forth, (A) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of the Company, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (B) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (C) none of them is materially burdensome to the Company. None of the material provisions of such contracts, instruments or agreements violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company, the Business or the Company's Assets.

     5.22. Approvals. Schedule 5.22 is a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates, franchises and other authorizations which are necessary for the operation of the Business or to own or operate the Company's Assets, all of which have been obtained by the Company and are in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated hereby. There are no proceedings pending or threatened, or any basis therefor, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

     5.23. Customers and Suppliers. Set forth on Schedule 5.23 is a complete and correct list setting forth, with respect to the year ended September 30, 1995, and the eight (8) month period ended May 31, 1996: (A) the twenty (20) largest customers of the Business and the amount for which each such customer was invoiced, and (B) the twenty (20) largest suppliers of the Business and the amount of goods and services purchased from each such supplier. To the best of the knowledge of the Company (i) there has been no material adverse change in the business relationship between the Business and any such customer or supplier, and (ii) said suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

     5.24. Business Practices and Commitments. Schedule 5.24 is a summary description of and a list and the amount of all of the Company's outstanding obligations with respect to (i) all of the Company's rebate and volume discount practices and obligations, (ii) the Company's allowance and customer return practices and obligations, (iii) the Company's warranty practices, and (iv) cooperative advertising. All such obligations shall be calculated in the manner in which they are deemed earned; for example, if rebates are earned based on sales volume, the amount of rebate owed should be based on sales to such customer as of the date hereof.

     5.25. Information as to the Company. None of the representations or warranties made by the Company or any of the Selling Stockholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     6. Representations and Warranties as to the Selling Stockholders. Each Selling Stockholder hereby represents and warrants to USH&G and Buyer as follows:

     6.1. Standing and Authority. Such Selling Stockholder has the right, power, legal capacity and authority to enter into this Agreement and to carry out his respective obligations hereunder, including without limitation the execution and delivery, as applicable, of the Lock-Up Agreement (as defined in subparagraph
10.17 hereof), the Investment Letter (as defined in subparagraph 10.18 hereof) and the Non-Competition Agreements. This Agreement constitutes, and each agreement to be executed and delivered by such Selling Stockholder pursuant hereto will be the valid and binding obligation of such Selling Stockholder enforceable against such Selling Stockholder, in accordance with their respective terms.

     6.2. Ownership of the Company Stock. Such Selling Stockholder is the record and beneficial owner of that number of Company Stock set forth opposite such Selling Stockholder's name in the chart annexed hereto as Schedule 5.2. Such Selling Stockholder has good and marketable title to such Company Stock, free and clear of any Liens. All such Company Stock has been duly authorized, validly issued, fully paid and nonassessable and such Selling Stockholder has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver his Company Stock to Buyer, and upon delivery to Buyer of the certificates representing such Company Stock, either endorsed in blank for transfer or together with appropriately executed stock powers with respect thereto, Buyer shall acquire good and marketable title to such Company Stock, free and clear of any Liens. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which such Selling Stockholder is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Company Stock.

     6.3. Noncontravention. Neither the execution and delivery by such Selling Stockholder of this Agreement or of any agreement to be executed and delivered pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by such Selling Stockholder of any of his respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, or (B) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Company under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Company or such Selling Stockholder, or (D) result in the creation or imposition of any Liens upon any of the Company Stock or the Company Assets.

     6.4. Non-Registration of Securities. Such Selling Stockholder understands that the Share Consideration received by him pursuant to this Agreement consists of USH&G Stock not yet registered under the Act, or under applicable state securities laws, in reliance upon exemption contained in the Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such USH&G Stock are subsequently so registered or qualify for exemption from registration under the Act and such applicable state securities laws; and the certificates of such USH&G Stock shall bear an appropriate legend to that effect.

     6.5. Information as to the Selling Stockholders. None of the representations or warranties made by such Selling Stockholder in this Agreement or in any agreement executed and delivered by or on behalf of him pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     7. Representations and Warranties as to Buyer. USH&G and Buyer hereby jointly and severally represents and warrants to the Company and the Selling Stockholders as follows:

     7.1. Organization, Standing and Power. Each of USH&G and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

     7.2. Authority. The execution and delivery by USH&G and Buyer of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto, the compliance by them with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on their part, and each of USH&G and Buyer has all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by USH&G and Buyer each other agreement to be executed and delivered by either of them pursuant hereto will be, the valid and binding obligation of them in accordance with the respective terms thereof. Neither the execution and delivery by USH&G and Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by USH&G and Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of USH&G or Buyer, or in the breach of any material agreement to which USH&G or Buyer is a party or otherwise bound.

     7.3. Shares. The USH&G Stock and the Anniversary Shares, if any, when issued to the Selling Stockholders, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any lien, claim, security interest, pledge or other encumbrance of any nature whatsoever, except that the USH&G Stock and the Anniversary Shares, if any, will be "restricted securities" as such term is defined in the rules and regulations of the Securities and Exchange Commission and will be subject to restrictions on transfers pursuant to such rules and regulations and State laws. Except as set forth in Schedule 4.14, no person or entity has a demand or other right to participate in the registration statement referred to in subparagraph 4.14.

     8. Indemnification.

     8.1. Indemnification by the Company and Selling Stockholders. The Company and the Selling Stockholders hereby jointly and severally agree to indemnify and hold Buyer and USH&G harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal (including attorneys' fees) and other expenses incurred in connection with the remediation, investigation, prosecution or defense of any matter indemnified pursuant hereto) which Buyer or USH&G may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach or alleged breach by the Company or any of the Selling Stockholders of any representation, warranty or covenant made by him or it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by Buyer or USH&G against the Company or any Selling Stockholder as well as to third party claims.

     Except with respect to the respective covenants of the Company and the Selling Stockholders set forth in this Agreement and representations and warranties set forth in Sections 5.13 and 5.15 (which shall survive for the applicable statute of limitations), the liability of the Company and the Selling Stockholders under this subparagraph 8.1 shall (a) terminate on January 31, 1998, except with respect to any claims for indemnification which may be pending on such date, (b) arise only if and when the aggregate amount of any such breaches shall have exceeded $50,000 and (c) be limited to an amount equal to the Cash Consideration, provided, however, that no Selling Stockholder shall have any liability under this subparagraph 8.1 in excess of the amount of the Cash Consideration allocated to such Selling Stockholder pursuant to the provisions of subparagraph 3.2 hereof (including any adjustments thereto pursuant to Section 2.2); the amount of the Share Consideration (to be valued at $3.00 per Share) received by such Stockholder; the amount of any loans repaid to such Stockholder at the Closing; the amount of any payments made to such Stockholder in consideration of the termination of such Stockholder's employment agreement.

     8.2. Indemnification by Buyer. Buyer and USH&G hereby jointly and severally agree to indemnify and hold the Company and the Selling Stockholders harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecutor defense of any matter indemnified pursuant hereto), which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach by USH&G or Buyer of any representation, warranty or covenant made by either of them in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by the Company or any Selling Stockholder against USH&G or Buyer as well as to third party claims.

     8.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this paragraph 8, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten (10) days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall reasonably cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of the Company and/or any of the Selling Stockholders as the indemnifying party or parties, it or they shall not thereby permit to exist any Liens upon any of the Company's Assets, Buyer or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties, except in the event that such participation results from a conflict of interest or, the indemnifying party has not diligently pursued the defense. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim unless avoiding adverse consequences to the Business entails settling any such claim sooner; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall also have the right to pay or settle any other such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in subparagraph 8.1 or 8.2 hereof, as the case may be.

     9. Nondisclosure.


                                      -52

     9.1. "Confidential Information" Defined. As used in this paragraph 9, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business or the Company Assets, other than such information which can be shown by the Selling Stockholders (in the case of subparagraph 9.2) and the Buyer (in the case of subparagraph 4.2 hereof) to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph 9.2 below, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; machinery and equipment; manufacturing processes; technology; research; test procedures and results; formulae, customers and prospects; marketing; and selling and servicing.

     9.2. Nondisclosure of Confidential Information. Following the Closing, each of the Selling Stockholders jointly and severally hereby agree not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

     10. Right of USH&G and Buyer to Abandon. USH&G and Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

     10.1. Accuracy of Representations and Warranties. The representations and warranties of the Company and the Selling Stockholders contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     10.2. Performance of Agreements. The Company and the Selling Stockholders shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto and required to be performed or complied with by any or all of them at or prior to the Closing Date.

     10.3. Certificate. The Company and the Selling Stockholders shall have each furnished USH&G and Buyer with a certificate or certificates (executed, on behalf of the Company, by its President), dated the Closing Date, to the effect that he or it has fulfilled the conditions specified in subparagraphs 10.1 and
10.2 above.

     10.4. Opinion of Counsel for the Company. USH&G and Buyer shall have received an opinion of Winston & Strawn, counsel for the Company and the Selling Stockholders, dated the Closing Date, in substantially the form of Exhibit 10.4 attached hereto and made a part hereof.

     10.5. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of USH&G and Buyer makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

     10.6. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by the Company and the Selling Stockholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in USH&G's or Buyer's judgment are necessary to continue unimpaired any rights in and to the Company Assets which could be impaired by the purchase and sale hereunder, shall have been duly obtained and shall be in full force and effect.

     10.7. Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by the Company and the Selling Stockholders pursuant hereto, shall be satisfactory in all material respects to USH&G and Buyer and their counsel.

     10.8. Due Diligence. Buyer being satisfied with the results of any Phase I Study or investigation by Buyer and/or USH&G with respect to the customers, inventory and financial statements of the Company.

     10.9. Minimum Net Current Assets. The Company shall have at least $1,000,000 of Net Current Assets on the Closing Date.

     10.10. No Material Adverse Change. There shall not have occurred after the date hereof, in the reasonable judgment of USH&G and Buyer, a material adverse change in the financial or business condition of the Company.

     10.11. Financing Arrangements. The lenders providing the financing arrangements with respect to the acquisition of the Company Stock shall confirm that all conditions precedent to such financing shall have been complied with and satisfied in all respects and Buyer shall have received sufficient funds thereunder to consummate the transactions contemplated by this Agreement.

     10.12. Date of Consummation. The sale and purchase of Company Stock pursuant hereto shall have been consummated on or prior to August 31, 1996.

     10.13. Warrant Cancellation Agreement. Nations Credit Commercial Corporation shall have executed and delivered to the Company the Warrant Cancellation Agreement.

     10.14. Employee Termination Agreements. The Company and each of Hills and Jackson shall have entered into an Employee Termination Agreement.

     10.15. Non-Competition Agreements. The Company and each of Hills and Jackson shall have entered into a Non-Competition Agreement.

     10.16. Reel Easy Product Line. The sale and purchase of the Reel Easy Product Line shall have been consummated by the parties hereto, as provided in subparagraph 4.17.

     10.17. Estoppel Letters. All Estoppel Letters by Lessors of real property required to be obtained by the Company pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

     10.18. Indemnification Agreement. Each of the Selling Stockholders shall have executed an Indemnification Agreement, substantially in the form of Exhibit
10.18 hereto (the "Indemnity Agreement"), to become effective upon the Closing Date, whereby the Selling Stockholders covenant and agree, during the statutory period of time by which the Internal Revenue Service must review and adjust the Company's income tax return for the year ended on the Closing Date, to indemnify and hold harmless USH&G and Buyer for any damages, losses, costs or expenses (including attorneys' fees) incurred by USH&G as a result of any IRS action, claim, or investigation associated with such income tax return.

     10.19. Lock-up Restriction. Each of the Selling Stockholders shall have executed a lock-up agreement, substantially in the form of Exhibit 10.19 hereto (the "Lock-Up Agreement"), to become effective upon the Closing Date, whereby the Selling Stockholders covenant and agree, during the initial six (6) month period after the Closing Date and the second six (6) month period, not to sell, assign, transfer, or otherwise dispose up to 75% and 50%, respectively, of the shares of USH&G

Stock held of record or beneficially by them after the Closing Date.

     10.20. Investment Representation Letter. Each of the Selling Stockholders shall have executed an investment representation letter, substantially in the form of Exhibit 10.20 hereto (the "Investment Letter"), to become effective upon the Closing Date.

     10.21. Sublease. Each of Hills and Jackson (or an entity designated by them) shall have executed the Sublease, as provided in subparagraph 4.15.

     11. Right of the Company and Selling Stockholders to Abandon. The Company and the Selling Stockholders shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

     11.1. Accuracy of Representations and Warranties. The representations and warranties of Buyer and USH&G contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     11.2. Performance of Agreements. Buyer and USH&G shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by either of them pursuant hereto and required to be performed or complied with by either of them at or prior to the Closing Date.

     11.3. Certificate. USH&G and Buyer shall have furnished the Company and the Selling Stockholders with a certificate, executed by the responsible executive officers of USH&G and Buyer, dated the Closing Date, to the effect that each has fulfilled the conditions specified in subparagraphs 11.1 and 11.2 hereof.

     11.4. Opinion of Counsel for Buyer. The Company and the Selling Stockholders shall have received an opinion of Tenzer Greenblatt LLP, counsel for USH&G and Buyer, dated the Closing Date, in substantially the form of
Exhibit 11.4 attached hereto and made a part hereof.

     11.5. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the reasonable judgment of Company and the Selling Stockholders makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

     11.6. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by USH&G and Buyer of their respective obligations hereunder shall have been duly obtained and shall be in full force and effect.

     11.7. Date of Consummation. The sale and purchase of the Company Stock pursuant hereto shall have been consummated on or prior to August 31, 1996.

     11.8. Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by USH&G and Buyer pursuant hereto, shall be satisfactory in all material respects to the Company, the Selling Stockholders and their counsel.

     11.9. Reel Easy Line. The sale and purchase of the Reel Easy Product Line shall have been consummated by the parties hereto, as provided in subparagraph 4.17.

     11.10. Non-Competition Agreements. The Company and each of Hills and Jackson shall have entered into a Non-Competition Agreement.

     12. Miscellaneous Provisions.

     12.1. Effect of Abandonment. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect, except as to the last sentence of subparagraph 4.2 hereof and subparagraph 12.2 hereof; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

     12.2. Expenses/Brokers. Except as otherwise provided in this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any finder's fees, commissions, brokerage fees or like payments with respect to any broker or finder engaged or dealt with by such party. If this Agreement is terminated by the Company and the Selling Stockholders as a result of the failure of USH&G and Buyer to satisfy the condition set forth in subparagraph 11.7, unless such failure is due to the failure of the Company or the Selling Stockholders to fulfill any


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

of their respective obligations hereunder, USH&G shall on demand promptly pay to the Selling Stockholders $50,000 in cash, by certified or official bank check, to reimburse them for fees and expenses incurred in connection with the execution and delivery of this Agreement.

     12.3. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     12.4. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally by overnight courier or mailed by express, registered or certified mail, (postage prepaid, return receipt requested), or by facsimile transmittal, confirmed by express, certified or registered mail, as follows:

        If to Buyer, to:                U.S. Home & Garden, Inc.
                                        655 Montgomery Street
                                        San Francisco, CA
                                        Attn: Robert Kassel


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

        Copy to:                        Tenzer Greenblatt LLP
                                        405 Lexington Avenue
                                        New York, New York 10174
                                        Attn: Barry S. Rutcofsky, Esq.

        If to the Company, to:          Weatherly Consumer Products
                                             Group, Inc.
                                        P.O. Box 1750
                                        651 Perimeter Dr., Ste. 300
                                        Lexington, KY 40517
                                        Attn: James R. Hills

        Copy to:                        Winston & Strawn
                                        35 W. Wacker Dr.
                                        Chicago, IL  60601
                                        Attn: Finley Maxson, Esq.

        If to any or all of the
        Selling Stockholders, to:            The names and addresses
                                             set forth on Schedule 5.2
                                             referred to in subparagraph
                                             5.2 hereof

        Copy to:                             Winston & Strawn
                                             35 W. Wacker Drive
                                             Chicago, IL  60601
                                             Attn:  Finley Maxson, Esq.


or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     12.5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its choice of law principles.

     12.6. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     12.7. Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.


     12.8. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     12.9. Assignment. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto.

     12.10. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.11. Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     12.12. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.13. Announcements. No party hereto shall issue any press release or otherwise divulge the existence of



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

this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

     12.14. Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the subpara graph pursuant to which it is being delivered, and shall be initialled by the delivering party.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                        EASY GARDENER ACQUISITION CORP.


                                        By:  /s/ Richard Raleigh
                                           ------------------------
                                        Its: Vice President


                                        U.S HOME & GARDEN, INC.


                                        By: /s/ Richard Raleigh
                                           ------------------------
                                        Its: Chief Operating Officer00


                                        WEATHERLY CONSUMER PRODUCTS GROUP,
                                          INC.


                                        By: /s/ James R. Hills
                                           ------------------------
                                            James R. Hills, President and
                                            CEO



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


                                             /s/ James R. Hills
                                            --------------------------
                                                 James R. Hills

                                            /s/  Laban P. Jackson, Jr.
                                            --------------------------
                                                 Laban P. Jackson, Jr.



                                            /s/  Emmanuel M. Metz
                                           ---------------------------
                                                 Emmanuel M. Metz

                                            /s/   E.H. Arnold
                                            --------------------------
                                                  E. H. Arnold


                                           E.H. ARNOLD PERSONAL PROPOERTY TRUST


                                           By:______________________________
                                                  Heath L. Allen, Co-trustee


                                           By:______________________________
                                                 Eugene E. Pepinsky, Jr.,
                                                 Co-Trustee




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